EXHIBIT 3.1

[SEAL]	DEAN HELLER	FILED # C801-89
Secretary of State
	204 North Carson Street, Suite 1	JUL 12 2004
Carson City, Nevada 89701-4299
	(775) 884-6708	IN THE OFFICE OF
	website: secretaryofstate.biz	Dean Heller
DEAN HELLER, SECRETARY OF STATE
Certificate of Change Pursuant
To NRS 78.209
ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporation

1.

Name of corporation: Xstream Beverage Group, Inc.

2.

The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.

3.

The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

4.

The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: 5,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

5.

The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series: One (1) share of common stock for each twenty (20) shares of common stock held of record on July 16, 2004, decreasing from 47,854,417 shares to approximately 2,932,721 shares, subject to rounding. See item 6. No change to preferred.

6.

The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of script to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: No cash or fractional shares will be issued; all fractional shares will be rounded up to the nearest whole share.

7.

Effective date of filing (optional): 7/19/04

8.

Officer Signature: /s/ Barry H. Willson, Vice Chairman/Sec/Treas.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by the appropriate fees.

Nevada Secretary of State AM 78.209 2003

Revised on: 10/2/2003